ARTICLES  OF  INCORPORATION
                                       OF
                            CALVERT  IMPACT  FUND,  INC.


                                    ARTICLE  I

     THE UNDERSIGNED, Jennifer P. Streaks, Esq., whose business address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814, and who is at least 18 years of age, does hereby form a corporation under the laws of the State of Maryland.

                                   ARTICLE  II

                                      Name

     The name of the Corporation is CALVERT IMPACT FUND, INC. (the "Fund" or "Corporation").

                                   ARTICLE  III

                               Purpose  and  Powers

     The purpose for which the Corporation is formed and the business to be transacted, carried on and promoted by it are as follows:

1. To conduct and carry on the business of an investment company of the management type.

2. To hold, invest and reinvest its assets in securities or other investments, and in connection with those investments to hold part or all of its assets in cash.

3. To issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration permitted by the Maryland General Corporation Law and by these Articles of Incorporation, as its Board of Directors may determine.

4. To redeem, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the shareholders of the Corporation) shares of its capital stock, in any manner and to the extent permitted by the Maryland General Corporation Law and by these Articles of Incorporation.

5. To engage in any or all other lawful business for which corporations may be incorporated under the Maryland General Corporation Law.

6. To do any and all such further acts or things to exercise any and all such further powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of any of the foregoing purposes or objects.

     The Corporation is authorized to exercise and enjoy all the powers, rights and privileges granted to, or conferred on, corporations by the Maryland General Corporation Law, and the enumeration of the foregoing does not exclude any powers, rights or privileges so granted or conferred.

                                   ARTICLE  IV

                                Principal  Office

     The street address of the principal office of the Corporation in the State of Maryland is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814.

                                    ARTICLE  V

                                 Resident  Agent

     The resident agent of the Corporation is William M. Tartikoff, Esq., whose business address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814.

                                   ARTICLE  VI

                                  Capital  Stock

     The total number of shares of capital stock that the Corporation has authority to issue is TWO BILLION shares of the par value of One Cent ($0.01) per share and of the aggregate par value of TWENTY MILLION DOLLARS ($20,000,000). Two Hundred Fifty Million (250,000,000) of such shares will be issued as common stock of the series designated Calvert Large Cap Growth Fund. The balance of One Billion Seven Hundred Fifty Million (1,750,000,000) shares may be issued in any series or class, each comprising such number of shares and having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as will be determined from time to time by resolution of the Board of Directors, to whom authority to take such action is hereby expressly granted (all without the vote or consent of the shareholders of the Corporation).

                                   ARTICLE  VII

                                    Directors

     Initially, the Corporation will have two directors. The number of directors of the corporation may be increased or decreased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders. The names of the directors who shall act until the first meeting or until their successors are duly chosen and qualified are Barbara J. Krumsiek and William M. Tartikoff.

                                  ARTICLE  VIII

                                    Amendment

     The Corporation reserves the right at any time to alter, amend or repeal any provisions contained in these Articles of Incorporation, including any amendment that alters the contract rights of any outstanding stock, at any time in the manner now or hereafter prescribed by the laws of the State of Maryland, and all rights conferred on the Corporation's shareholders, directors and officers by these Articles are granted subject to this reservation.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act.

     CALVERT  IMPACT  FUND,  INC.

     Acknowledgment:
     Jennifer  P.  Streaks,  Esq.
     Incorporator

     Date:          August  25,  2000

     I hereby consent to my designation in this document as resident agent for this corporation.

     Acknowledgment:
     William  M.  Tartikoff,  Esq.
     Resident  Agent

Return  to:

Jennifer  P.  Streaks
Calvert  Group  Legal  Department
4550  Montgomery  Avenue
Suite  1000N
Bethesda,  Maryland  20814